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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Schlotzsky's, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is the text of a press release disseminated on June 13, 2003.

For Morning Release
Friday June 13, 2003
7:00am Central

Institutional Shareholder Services, Inc. Recommends
Vote Against Shareholder Proposal to Pursue Sale of Schlotzsky's, Inc.

        AUSTIN, TEXAS—(June 13, 2003)—Institutional Shareholder Services, Inc. (ISS) has recommended a vote against the shareholder proposal to pursue a sale of Schlotzsky's, Inc. (Nasdaq: BUNZ). In its analysis of Schlotzsky's proxy statement, ISS indicated that ISS does not think the shareholder proposal is warranted at this time given Schlotzsky's progress on executing its strategic plan and Schlotzsky's low trading price.

        ISS cited, as a downside to the shareholder proposal, that "...a period of poor stock performance is often the worst time for a company to be 'put into play' because 'bottom feeders' are likely to approach a company with offers that represent a premium to only a few short-term investors and speculators seeking a quick profit, to the detriment of long-term shareholders who purchased their shares at a higher price."

        ISS also recommended a vote for Floor Mouthaan, John Sharp, and Sarah Weddington for election as directors. ISS recommended that shareholders withhold votes from Pike Powers for election as a director based on its policy of recommending that votes be withheld from affiliated outsiders for companies without a separate nominating committee. ISS noted that Mr. Powers is a partner in a law firm that received payments from Schlotzsky's for legal services. Total payments received by the law firm from Schlotzsky's were less than $10,000 over the past three years.

        "We are pleased that ISS has recognized our progress in executing Concept 2005 and we believe that our strategic plan has the potential to deliver long-term value to our shareholders" said John C. Wooley, president and CEO of Schlotzsky's. Mr. Wooley also added that "Schlotzsky's intends to establish a nominating committee of independent directors as soon as practicable after NASDAQ finalizes its applicable rules."

        Schlotzsky's, Inc., founded in Austin, Texas, in 1971, is a franchisor and operator of restaurants in the fast casual sector. Our current menu features upscale made-to-order hot sandwiches and pizzas served on our proprietary buns and crusts, wraps, chips, salads, soups, fresh baked cookies and other desserts, and beverages. As of March 31, 2003, there were 619 Schlotzsky's® Deli restaurants open and operating in 37 states, the District of Columbia and six foreign countries. Visit www.schlotzskys.com or www.cooldeli.com for more information and e-coupons.

        Institutional Shareholder Services, Inc. is the world's leading provider of proxy voting and corporate governance services. ISS serves more than 950 institutional and corporate clients worldwide with its core business—analyzing proxies and issuing research and vote recommendations for more than 10,000 U.S. and 12,000 non-U.S. shareholder meetings each year. Visit www.issproxy.com for more information regarding ISS.

        This press release may contain statements deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act. Any statements that are not statements of historical fact may be deemed forward-looking statements. Forward-looking statements may include, without limitation, statements concerning business, financial and growth strategies and objectives and assumptions relating to any of these statements. Readers should carefully review the risk factors described in the Company's most recent Form 10-K. Actual results may differ materially from those described by the forward-looking statements as a result of these risk factors.

Contacts:
    Investors:
    Schlotzsky's, Inc.
    Investor Relations 512/236-3644
        - or -
    Fleishman-Hillard
    Dick Mullinax 214/665-1300

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Institutional Shareholder Services, Inc. Recommends Vote Against Shareholder Proposal to Pursue Sale of Schlotzsky's, Inc.